UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 22, 2008

PEABODY ENERGY CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Market Street, St. Louis, Missouri		63101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(314) 342-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2008, Peabody Energy Corporation (the "Company") entered into an indemnification agreement (each, an "Agreement") with each of the following officers of the Company: Sharon D. Fiehler, Eric Ford and Alexander C. Schoch. Each Agreement is identical to those indemnification agreements with all other directors and certain senior officers of the Company.

Pursuant to the Agreement, to the fullest extent permitted by Delaware law, the Company will indemnify the officer against any action, suit or proceeding by reason of the fact that the officer is or was or has agreed to serve as a director, officer, employee or agent of the Company, or to serve at the request of the Company as a director, officer, employee or agent of another entity, including any action alleged to have been taken or omitted in such capacity. The indemnification extends to any threatened, pending or completed action, whether civil, criminal, administrative or investigative, and covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred. The indemnification is subject to various terms and conditions, and will only be provided if the officer acted in good faith and in a manner the officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the officer’s conduct was unlawful. Subject to various terms and conditions, the Agreement also provides for advancement of expenses, including attorneys' fees, incurred in defending any action, suit or proceeding, as well as contribution in circumstances in which indemnification is held by a court to be unavailable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

October 24, 2008	By:	Kenneth L. Wagner

Name: Kenneth L. Wagner
Title: Vice President, Assistant General Counsel and Assistant Secretary